Exhibit g(vii)

FORM OF AMENDMENT AGREEMENT

Amending the terms of a Foreign Custody Management Agreement

This Amendment Agreement, made as of                               , is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and the Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BNY entered into a foreign custody management agreement on September 29, 2000 (the “Original Agreement”). The Original Agreement was amended on June 15, 2015 (as amended, the “Foreign Custody Agreement”). Pursuant to the Foreign Custody Agreement, ten series of the Trust have appointed BNY as foreign custody manager.

In accordance with Article VI, Section 4 of the Foreign Custody Agreement, the parties now wish to amend the Foreign Custody Agreement, to allow a new series of the Trust to appoint BNY as foreign custody manager.

By executing this Amendment Agreement, the parties agree to be bound by the terms of the Foreign Custody Agreement as herein amended, as if the new series of the Trust was a party to the Original Agreement, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Foreign Custody Agreement as follows:

1.             Definition of “Fund”

The following section 7 in Article I shall be inserted into the Foreign Custody Agreement:

“Fund” shall include The International Equity Fund, The International Choice Fund, The EAFE Fund, The EAFE Choice Fund, The EAFE Pure Fund, The Emerging Markets Fund, The Global Alpha Equity Fund, The North American Equity Fund, The Emerging Markets Bond Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The North American Equity Fund, The EAFE Choice Fund, The International Choice Fund, The EAFE Pure Fund, The Emerging Markets Bond Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund

Name: Peter Hadden
Authority: President, Baillie Gifford Funds

THE BANK OF NEW YORK MELLON

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